Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A (Amendment No. 3) of our report dated June 28, 2021, with respect to the audited balance sheet of G3 VRM Acquisition Corp. (the “Company”) as of March 9, 2021 and the related statements of operations, change in stockholder’ equity and cash flow for the period from February 19, 2021 (inception) through March 9, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 28, 2021